Exhibit 19.1

Exhibit 19.1 Intel’s Insider Trading Policy

Intel’s Insider Trading Policy provides guidelines for transactions in Intel and other companies’ securities and the handling of confidential information about Intel and other companies. Intel has adopted this Policy to promote compliance with securities laws that prohibit persons who are aware of material non-public information about a company from (i) trading in securities of that company or (ii) providing that information to other persons who may trade on it.

I.    Persons Subject to the Policy

This Policy applies to all Intel employees and the Board of Directors. This Policy also applies to others who are working for Intel, such as contingent workers or consultants, unless they are specifically informed otherwise in writing. In addition, this Policy also applies to the following individuals (collectively referred to as “Related Persons”):

•Your spouse and dependents, and anyone who lives in your home (“Family Members”)
•Anyone whose transactions in Intel Securities (defined in IV. Statement of Policy, below) are directed or influenced by you, such as any other family members who consult with you before trading Intel common stock
•An investment manager or other third party trading on your behalf, unless you have formally given them exclusive trading discretion in an arrangement that meets certain requirements (see Appendix III)
•A trust or estate for which you or a Family Member serve as trustee or executor, or for which you have influence over investment decisions
•Corporations, partnerships, and other business entities over which you or a Family Member have or share control (as an officer, director, significant stockholder or otherwise)

II.    Individual Responsibility

You have ethical and legal obligations to maintain the confidentiality of information about Intel and to not engage in transactions in Intel Securities while aware of material non-public information.

You are responsible for making sure that you comply with both the letter and the spirit of this Policy. In addition, you are responsible for ensuring that your Related Persons also comply with this Policy. These persons take on your trading restrictions and requirements. For example, if you are required to seek prior approval to trade from Corporate Legal (see Appendix II), your Related Persons must as well.

The responsibility for determining whether you or your Related Persons are aware of material non-public information rests with you, and any action on the part of Intel, the Compliance Officer (defined in III. Administration, below) or any other employee or director does not constitute legal advice or insulate you from liability under securities laws.
You could be subject to severe legal penalties and disciplinary action by Intel for any conduct prohibited by this Policy or applicable securities laws, as described in more detail under XI. Consequences, below.

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Exhibit 19.1
III.    Administration

The Chief Legal Officer is the “Compliance Officer” for this Policy. All determinations and interpretations by the Compliance Officer are final and are not subject to further review.

IV.     Statement of Policy

If you are aware of material non-public information relating to Intel or another company, you may not:

1.Engage in transactions in Intel (or that company’s) Securities. There is a very limited set of exceptions listed in VI. Transactions Subject to and Exempt from Policy, below.
2.Recommend the purchase or sale of any Intel (or that company’s) Securities.
3.Disclose material non-public information to people within Intel whose jobs do not require them to have that information, or to persons outside Intel, such as family, friends, business associates, investors, and expert consulting firms, unless disclosure is made in accordance with Intel’s policies regarding the protection or authorized external disclosure of Intel information. Disclosing material non-public information to others who may trade on it is often referred to as “tipping,” and it is prohibited by the Policy.
4.Assist anyone engaged in the above activities.

A company’s “Securities” include common stock, company-issued stock options, notes and other debt securities, preferred stock and convertible securities, as well as exchange-traded put or call options and other “derivative securities” not issued by the company but which represent a right to acquire or dispose of, or have a value based on, the company’s common stock.

V.    Material Non-Public Information

Material Information. Information is considered “material” if a reasonable investor would consider such information important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether positive or negative, should be considered material, even if the information does not specifically relate to that company. There is no bright-line standard for assessing materiality; it is based on an assessment of all the facts and circumstances and often evaluated by enforcement authorities with the benefit of hindsight.

Examples of information about Intel that may be regarded as material include:

•Actual or forecasted financial results before earnings release
•Bookings, billings, and other significant financial data
•Changes in earnings guidance
•Significant changes in expected demand levels or inventory levels (Intel or customer)
•Major pending transactions with another company, e.g., a large contract, investment, joint venture, acquisition, or divestiture
•Significant unanticipated costs, e.g., problem in fab
•Orders that are significantly off track from projections
•Announcement of a major new product
•Major product problems, e.g., product bug, roadmap off track
•Significant changes affecting key customers or vendors
•Dividend changes, share buyback changes, or a stock split
•Significant changes in senior management
•Significant litigation, government investigation, or regulatory developments
•Fab warmdowns, shutdowns, or significant headcount reductions
When Information Is Considered Public. Information generally will not be considered public under this Policy until one full business day has passed after it has been widely disseminated, such as through a press release on a newswire service; publication in a widely available newspaper, news website,
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Exhibit 19.1
television broadcast, or certain public Intel company websites; or through a filing with the U.S. Securities and Exchange Commission (“SEC”).
VI.    Transactions Subject to and Exempt from Policy

The table below generally describes the Securities transactions that are subject to this Policy, as well as a very limited set of exempt transactions that are not subject to this Policy. If a transaction is exempt, you may engage in it while aware of material non-public information.

If a transaction is not listed in the table below, it should be presumed to be subject to this Policy, and you may not engage in it while aware of material non-public information.

Category	Subject to Policy	Exempt from Policy (permissible while aware of material non-public information)
Securities in general	Purchases, sales, and gifts of Securities
Mutual funds and ETFs	Purchases and sales of a mutual fund or exchange-traded fund (ETF) if the company’s Securities represent more than 10% of the fund’s holdings	Purchases and sales of a mutual fund or ETF where the company’s Securities are 10% or less of fund holdings
Intel RSU vesting and tax withholding	Any market sale by you of vested Intel restricted stock unit (RSU) shares
•Vesting of RSUs under Intel’s equity plans
•Withholding of shares by Intel to satisfy tax withholding requirements upon RSU vesting
•Forced sale of shares by Intel to satisfy tax withholding, foreign exchange controls, or other legal requirements that may be applied in certain non-U.S. countries upon vesting, termination of employment, or other events

Intel ESPP transactions	Sales of shares purchased through Intel’s Employee Stock Purchase Plan (ESPP)	•Purchases of shares through ESPP •Your election to participate in ESPP •Cancelling ESPP participation
Intel ESPP QuickSale	Your election to participate in ESPP QuickSale[1]	•Carrying forward your initial QuickSale election (assuming you did not have material non-public information when you made the initial election) •Cancelling a QuickSale election
Intel stock options	Cashless exercises of Intel stock options and any other sales of shares acquired upon exercising a stock option.
Cash exercises of a stock option under Intel’s equity plans (i.e., you pay the exercise price in cash, and no shares are sold to the market to pay the exercise price or otherwise). Sales of the acquired shares are subject to this Policy.

1 Members of the Executive Team are ineligible to participate in ESPP QuickSale.
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Exhibit 19.1

Category	Subject to Policy	Exempt from Policy (permissible while aware of material non-public information)
Intel 401(k) transactions
Certain elections under the Intel 401(k) Savings Plan if they involve Intel stock, including:
(i)a change in the percentage of your payroll contributions allocated to the Intel stock fund;
(ii)a transfer of an account balance into or out of the Intel stock fund within your 401(k) account; and
(iii)borrowing money against your 401(k) account if the loan results in the sale of some of your Intel stock fund balance.
Purchases of Intel stock in the 401(k) Plan with your periodic payroll deductions.
Intel dividend reinvestment	Election to participate in Intel’s dividend reinvestment plan, changes in your level of participation in the plan, or your sale of any Intel stock purchased under the plan	Purchases of Intel stock resulting from your election to reinvest dividends under the dividend reinvestment plan, and your election to stop participating in the dividend reinvestment plan
Intel SERPLUS transactions	N/A	Contributions and other transactions occurring under SERPLUS
Other transactions with Intel	N/A	Any other purchases of Intel Securities from Intel, or sales of Intel Securities to Intel
10b5-1 Plans and Limit Orders	For purchases and sales of Intel Securities under a 10b5-1 trading plan or limit order, please see Appendix III.

VII.    Derivatives and Other Special Transactions

Certain transactions relating to Intel Securities, including derivatives transactions, hedging, pledging, and margining, can present heightened legal risk and/or the appearance of inappropriate conduct. As a result, this Policy prohibits or places restrictions on these transactions as described in Appendix I.

VIII.    Special Trading Restrictions Applicable to Certain Intel Personnel

Intel has established additional procedures to help administer this Policy, promote compliance with insider trading laws, and avoid the appearance of any impropriety. These additional procedures are applicable only to certain Intel personnel.

A.Pre-Clearance for Trades

Directors, certain senior executives, and their Technical Assistants or Chiefs of Staff may not engage in most transactions in Intel Securities without first obtaining pre-clearance from Corporate Legal.

See Appendix II for further details on the pre-clearance requirement.

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Exhibit 19.1
B.Trading Window Guideline

Intel has adopted a Trading Window Guideline for Intel personnel who have regular access to significant financial data or are presumed to have such access due to their role. The Trading Window Guideline establishes open and closed window periods each quarter, which affect whether or not these personnel may engage in any transaction in Intel Securities at any particular point in time. Please visit http://goto.intel.com/Trading and click on the Trading Window Guideline for more details. If you are uncertain whether you are subject to the Trading Window Guideline, you can visit insiderportal.intel.com to see if you are currently on the Trading Window Guideline compliance list.

The Trading Window Guideline is a part of this Policy, and if you are subject to the Guideline, any violation of the Guideline will be treated as a violation of this Policy.

C.Event-Specific Trading Restrictions for “Knowers”

From time to time, a potentially material event may occur that is known by only certain directors, officers, employees, or other personnel, sometimes referred to as “knowers.” Examples of this kind of event can include a major pending M&A transaction or product recall. At any time, the Compliance Officer may impose trading restrictions on Intel Securities that apply to all knowers until the Compliance Officer indicates that the restrictions are lifted.

Knowers will be notified when trading restrictions are imposed and lifted. The existence of event-specific trading restrictions will not be announced to the company as a whole. Each of the four restrictions under IV. Statement of Policy, above, apply during any period when trading restrictions are in place, including the restrictions on recommending the purchase or sale of Intel Securities and on disclosing material non-public information to others. In addition, you should not tell others that you are subject to trading restrictions.

Even if event-specific trading restrictions have been lifted, you may not trade if you are aware of any other material non-public information.

IX.    10b5-1 Plans

It is permissible for a trade of Intel Securities to occur at a time when you are aware of material non-public information if the trade was planned out in advance in a written trading plan, you adopted this plan at a time when you did not have material non-public information, and the planned trade executed without any further influence or control by you. This written trading plan is referred to as a 10b5-1 plan, and it can be used, if necessary, as a defense to insider trading allegations under SEC rules.

Intel personnel are permitted to adopt 10b5-1 plans, subject to compliance with SEC Rule 10b5-1 and Intel requirements. See Appendix III for more details on 10b5-1 plans.

X.    Trading after Leaving Intel

This Policy continues to apply to Securities transactions after you terminate your service with Intel. If you are aware of material non-public information relating to Intel or another company when your service terminates, you may not trade Intel (or that company’s) Securities until that information has become public or is no longer material.

XI.    Consequences

In addition to criminal and civil penalties that may be imposed by government authorities for violations of insider trading laws, you may be subject to Intel-imposed sanctions for any failure to comply with this Policy. These may include, among others, one or more of the following:

•Requiring you to cancel or “bust” a trade that has not yet settled, with you bearing responsibility for any associated costs
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Exhibit 19.1
•Reporting of the incident to your manager
•Referral of the incident to Ethics and Compliance for additional review or investigation
•Disciplinary action up to and including dismissal for cause, whether or not your failure to comply results in a violation of law.

Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

XII.    Questions

Please contact Corporate Legal at [internal company email] if you have any questions about this Insider Trading Policy or related issues.

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Exhibit 19.1

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Exhibit 19.1
Appendix I

Restrictions on Derivatives and Other Special Transactions Involving Intel Securities

The following restrictions are a part of this Policy, and any violation will be treated as a violation of this Policy. “Section 16 Officers” refers to those individuals serving as Intel’s “officers” as defined by Rule 16a-1 under the Securities Exchange Act of 1934.

Category	Restrictions for Vice Presidents and Below Employees	Restrictions for Intel’s Board of Directors, Section 16 Officers, and Corporate Vice Presidents and Above
Short Sales of Intel Securities. Short sales are sales of a security that you do not own.	Prohibited	Prohibited
Transactions in Publicly-Traded Options and Other Derivatives. These transactions include buying and selling “put” options, “call” options, and other derivative securities that represent a right to acquire or dispose of, or have a value based on the value of, Intel Securities, unless the option or derivative is issued directly by Intel.
	Prohibited	Prohibited
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Exhibit 19.1

Category	Restrictions for Vice Presidents and Below Employees	Restrictions for Intel’s Board of Directors, Section 16 Officers, and Corporate Vice Presidents and Above
Hedging and Monetization Transactions. These transactions serve to insulate or mitigate against a potential change in Intel’s stock price or to realize the value of Intel Securities, and can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.
	Prohibited	Prohibited
Margin Accounts and Pledged Securities. These transactions include holding Intel Securities in a margin account as collateral for a margin loan or pledging (or hypothecating) Intel Securities as collateral for a loan.

Permitted, though you are strongly cautioned to consider the insider trading risks of these transactions. If a foreclosure sale occurs at a time when you are aware of material non-public information, you may violate this Policy and/or insider trading laws.

If you hold Intel Securities in a margin account, you may not use them to meet a broker’s margin call if you are aware of material non-public information at the time.

Prohibited. The only exception to this restriction is for your Intel equity plan account, but only for purposes of effecting sell-to-cover and sell-to-exercise transactions in any RSUs, PSUs, and stock options granted by Intel.

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Exhibit 19.1

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Exhibit 19.1
Appendix II

Pre-Clearance for Trades by Certain Personnel

The following individuals generally may not engage in a transaction in Intel Securities without first obtaining pre-clearance from Corporate Legal.

•Directors
•Section 16 Officers
•Executive Team (“ET”)
•Technical Assistants and Chiefs of Staff of Section 16 Officers and ET
•Other employees designated by the Compliance Officer

If you are subject to the pre-clearance requirement, you must also request pre-clearance for trades in Intel Securities by your Related Persons (defined in I. Persons Subject to the Policy, above). The pre-clearance requirement is a part of this Policy. If you are required to pre-clear trades, any failure to do so or other violation will be treated as a violation of this Policy.

Directors, Section 16 Officers, and ET

Any trades in Intel Securities by Directors, Section 16 Officers, and ET (including the adoption of a 10b5-1 plan) must be pre-cleared by the Chief Legal Officer and Chief Financial Officer. If the Chief Legal Officer is a Section 16 Officer, then his or her proposed trade must be pre-cleared by the Chief Financial Officer. The Chief Financial Officer’s proposed trade must be pre-cleared by the Chief Legal Officer.

Transactions Exempt from the Pre-Clearance Requirement

There is a very limited set of transactions that are exempt from the pre-clearance requirement:

•Transactions that are exempt from the Policy (see VI. Transactions Subject to and Exempt from Policy, above) do not require pre-clearance.
•Transactions occurring under a 10b5-1 plan (see Appendix III) do not require pre-clearance. Your adoption of a 10b5-1 plan must be pre-cleared, however.

Pre-Clearance Process

You may request pre-clearance from Corporate Legal at [internal company email].

Pre-clearance from Corporate Legal will specify the period in which your trade must be completed. If your trade is not completed during this time, you must submit a new pre-clearance request if you still wish to trade.

Corporate Legal is not obligated to approve a transaction submitted for pre-clearance. If your pre-clearance request is denied, you must refrain from the transaction and should not inform any other person of the restriction.

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Exhibit 19.1
Appendix III

10b5-1 Plans and Limit Orders

Intel personnel are permitted to use 10b5-1 trading plans. The legal requirements for a plan include, among other things, all of the following:

•Timing of Adoption. You may only adopt a plan at a time when you are not aware of material non-public information, and you must adopt it in good faith and not as part of a scheme to evade insider trading laws.
•Trade Details. The plan must specify the amount of shares to be traded, the price, and the date of the transaction, or provide a written formula for determining these details (such as a limit order).
•No Subsequent Influence. Once adopted, you may not interfere with or influence trades under the plan. The plan should execute according to its terms, without any exercise of discretion by you.

Intel also imposes its own additional requirements for 10b5-1 plans; please contact Corporate Legal at [internal company email] for details.

10b5-1 plans are made between you and your broker (e.g., E*TRADE), though they must be provided to Corporate Legal for review prior to adoption. Corporate Legal will review draft plans for compliance with Intel requirements, but will not review any other plan terms or provide you with legal advice regarding your plan or its terms. Corporate Legal reserves the right to bar adoption of a 10b5-1 plan by any Intel personnel.

If you are interested in adopting a plan, please contact your relationship manager at E*TRADE, or Corporate Legal at [internal company email].

Providing Trading Discretion to Investment Managers and Others

Rule 10b5-1 also provides a potential defense to insider trading where an individual has granted exclusive trading discretion to a third party (e.g., an investment manager) to trade on their behalf and has satisfied other requirements of the rule. You should consult with Corporate Legal in advance to determine whether any such arrangement satisfies Rule 10b5-1 and Intel’s policies. In particular, brokerage firm “managed account” arrangements typically will not be viewed as satisfying Rule 10b5-1 or Intel’s policies.

If an exclusive trading arrangement with a third party does not satisfy Rule 10b5-1 and Intel’s policies, the third party should be considered a person whose transactions in Intel Securities are directed or influenced by you and should comply with this Policy.

Limit Orders

A limit order is an agreement to trade a security if the market price reaches a certain amount. Limit orders may last for one trading day or may be held “open” for a longer period (e.g., 30 days), executing if the designated price is reached during that period.

You are permitted to use limit orders, but they involve risk because they may execute at a time when you have material non-public information. For individuals subject to the Trading Window Guideline, any limit orders must be cancelled at the start of a closed trading window (and are automatically cancelled if placed through our dedicated equity plan broker). This Policy recommends, however, that you instead use a formal written 10b5-1 plan if you are considering trade orders that may execute in the future.
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Exhibit 19.1

Intel’s Trading Window Guideline

Trading Intel securities while in possession of material non-public information about Intel is a violation of company policy as well as a crime. The consequences of insider trading can include sanctions from Intel, including dismissal with cause, and criminal penalties such as fines and even jail time.

While it is not possible to define all categories of material information, significant financial data is particularly likely to be considered material. The Trading Window Guideline is designed to help Intel personnel who have regular access to significant financial information avoid trading Intel securities during the times they are most likely to have material non-public information. Under the Trading Window Guideline, the fiscal quarter is divided into open and closed window periods, which affect whether or not these personnel may engage in any transaction in Intel securities at any particular point in time, as described below.

Visit [internal company email], then click on Insider Portal to see if you are currently on the Trading Window Guideline compliance list and the applicable criteria (e.g., role or data access).

If you have regular access to important financial information, the Trading Window Guideline is intended to help you avoid insider trading violations, protecting both you and Intel.

I.    Who the Trading Window Guideline Applies To

In general, the Trading Window Guideline applies to the following categories of Intel personnel, who either have regular access to significant financial data or are presumed to have such access due to their role:

•Members of the Board of Directors
•Vice Presidents and above, excluding Fellows
•Technical Assistants/Chiefs of Staff to those Vice Presidents and above
•Administrative Assistants to certain officers
•Personnel with regular access to significant financial data, which is currently defined to mean actual or forecasted quarterly or annual financial results, and data that strongly correlates to those actual or forecasted results , for:
(i)Intel as a whole,
(ii)the Client Computing Group (CCG),
(iii)the Data Center and AI Group (DCAI),
(iv)Intel Foundry, or
(v)one or more geographies, or other categories, that represent, in the aggregate, 40% or more of total Intel revenue

The Chief Legal Officer may also designate additional personnel who are required to follow the Trading Window Guideline.

You may be identified as having regular access to significant financial data based on your role, your systems access (e.g., an entitlement in AGS), your attendance at certain regular meetings, or being a recipient of certain reports, among other reasons. You are required to follow the Trading Window Guideline even if you do not use the financial data in your role; even if, for example, you have access to the data solely in an IT support role.

You will be notified by email when you are added to the Trading Window Guideline compliance list, and will receive regular email notices about upcoming trading window periods. You will also be required to complete a training course on insider trading at least once every two years (see VII. Mandatory Training below).

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Exhibit 19.1

If you are not currently on the Trading Window Guideline compliance list but believe you do have regular access to significant financial data, you should immediately begin following the Trading Window Guideline and notify [internal company email].

Even if you are not required to follow the Trading Window Guideline, you are encouraged to voluntarily comply as a prudent “best practice.” In particular, personnel who have access to financial information but not data that meets the criteria above – for example, actual or forecasted results for a business group that is not CCG, DCAI, TMGF, or for a single geographic region other than APAC – are recommended to voluntarily follow the Trading Window Guideline.

Family Members and Others Also Subject to the Trading Window Guideline

If the Trading Window Guideline applies to you, it also applies to trading in Intel securities by the following:

•Your spouse and dependents, and anyone who lives in your home
•Anyone whose transactions in Intel securities are directed or influenced by you, such as family members who consult with you before trading Intel common stock
•An investment manager or other third party trading on your behalf, unless you have formally given them exclusive trading discretion in an arrangement that meets the requirements of Rule 10b5-1 (see V. 10b5-1 Plans and Limit Orders, below)
•A trust or estate for which you or any of the foregoing family members serve as trustee or executor, or for which you have influence over investment decisions
•Corporations, partnerships, and other business entities over which you or any of the foregoing family members have or share control (as an officer, director, significant stockholder or otherwise)

In each of these cases, your close personal relationship or potential financial interest raises the risk that trades by these people or entities will be seen as being based on material non-public information you know. To reduce insider trading risk and the appearance of impropriety, their trades should also comply with the same Trading Window Guideline requirements applicable to you. It is your responsibility to ensure that these people and entities are aware of and follow the Trading Window Guideline.

II.    How the Trading Window Guideline Works in General

The Trading Window Guideline divides the quarter into open and closed window periods.

Closed Windows. During a closed window, all Intel securities transactions subject to the Trading Window Guideline are prohibited (There is a very limited set of transactions that are exempt from the Trading Window Guideline, described in Section IV below). During this period, you are more likely to have potentially material financial information that has not yet been disclosed to the public, such as Intel’s results for the quarter or a pending change in guidance, and trading is therefore prohibited.

E*TRADE Account Blocking. If you are subject to the Trading Window Guideline, your Intel E*TRADE account may be blocked from transactions during closed windows, to help you avoid inadvertent violations.

Open Windows. During an open window, Intel securities transactions are permitted, as long as you are not aware of any material non-public information. Open windows generally commence on the second day after Intel’s earnings release, when Intel’s material financial results for the prior quarter and, if applicable, updated guidance have typically been disclosed to the public. Even during an open window, however, you should carefully assess whether you are aware of any material non-public information before making a trading decision. It is possible you may still be aware of material non-public information, and if that is the case, you may not trade.

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Exhibit 19.1
Trading Windows for All Personnel Subject to Trading Window Guideline

Closed Window (4 weeks)	Open Window (6 weeks)	Closed Window (3 weeks)

Pre-Clearance Requirement for Trades by Certain Personnel

The following personnel (the “Pre-Clearance Group”) have additional requirements for engaging in transactions in Intel Securities:

•Directors
•Section 16 Officers (as defined in Intel’s Insider Trading Policy)
•Executive Team (ET)
•Technical Assistants or Chiefs of Staff to Section 16 Officers and ET
•Other employees designated by the Compliance Officer (as defined in Intel’s Insider Trading Policy)

These personnel are required to obtain pre-clearance from Corporate Legal prior to any trade as described in Intel’s Insider Trading Policy. Directors, Section 16 Officers, and ET also must obtain pre-clearance from the Chief Legal Officer and Chief Financial Officer . The pre-clearance requirement also applies to these individuals’ family members, entities they control, and others, as described in the Insider Trading Policy. Pre-clearance must be requested, and may only be given, during an open window.

III.    Window Period Dates

You can find the schedule for the upcoming trading window periods by visiting http://goto.intel.com/Trading.

Please note that these dates are subject to change if our scheduled earnings dates change. The open window periods will never start earlier than the second day after our earnings release.

Window Periods Subject to Adjustment

Intel’s Chief Legal Officer may adjust the timing of the trading window periods, or provide for a special open trading window that departs from the typical trading window schedule described above, in his or her sole discretion. The Chief Legal Officer may make these changes without any advance notice to individuals subject to the Trading Window Guideline.

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Exhibit 19.1
IV.    Transactions Subject to and Exempt from the Trading Window Guideline

The table below generally describes the transactions that are subject to the Trading Window Guideline, as well as a limited set of exempt transactions. If a transaction is exempt, you may engage in it in any trading window period, including a closed window.

Category	Subject to Trading Window Guideline	Exempt from Trading Window Guideline (permissible during any trading window period)
Intel securities in general	Purchases, , sales, and gifts of Intel securities. (Securities include common stock, stock options, and other securities as defined in the Insider Trading Policy.)
Mutual funds and ETFs	Purchases and sales of a mutual fund or exchange-traded fund (ETF) if Intel securities represent more than 10% of the fund’s holdings.	Purchases and sales of a mutual fund or ETF where Intel securities are 10% or less of fund holdings.
RSU vesting and tax withholding	Any market sale by you of vested RSU shares
•Vesting of RSUs
•Withholding of shares by Intel to satisfy tax withholding requirements upon RSU vesting
•Forced sale of shares by Intel to satisfy tax withholding and other legal obligations upon vesting, termination of employment or other events

ESPP transactions	Sales of shares purchased through Intel’s Employee Stock Purchase Plan (ESPP)	•Purchases of shares through ESPP •Your election to participate in ESPP •Cancelling ESPP participation
ESPP QuickSale	Election to participate in ESPP QuickSale[2]	•Carrying forward your initial QuickSale election (assuming you did not have material non-public information when you made the initial election) •Cancelling a QuickSale election
Stock options	Cashless exercises of stock options and any other sales of shares acquired upon exercising a stock option
Cash exercises of a stock option (i.e., you pay the exercise price in cash, and no shares are sold to the market to pay the exercise price or otherwise). Sales of the acquired shares are subject to the Trading Window Guideline, however.

2 Members of the Executive Team are ineligible to participate in ESPP QuickSale
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Exhibit 19.1

Category	Subject to Trading Window Guideline	Exempt from Trading Window Guideline (permissible during any trading window period)
401(k) transactions
Certain elections under the Intel 401(k) Savings Plan if they involve Intel stock, including:
(iv)a change in the percentage of your payroll contributions allocated to the Intel stock fund;
(v)a transfer of an account balance into or out of the Intel stock fund within your 401(k) account; and
(vi)borrowing money against your 401(k) account if the loan results in the sale of some of your Intel stock fund balance.
Purchases of Intel stock in the 401(k) Plan with your periodic payroll deductions
Dividend reinvestment	Election to participate in Intel’s dividend reinvestment plan, changes in your level of participation in the plan, or your sale of any Intel stock purchased under the plan	Purchases of Intel stock resulting from your election to reinvest dividends under the dividend reinvestment plan, and your election to stop participating in the dividend reinvestment plan
SERPLUS transactions	N/A	Contributions and other transactions occurring under SERPLUS
10b5-1 Plans and Limit Orders	For purchases and sales of Intel securities under a 10b5-1 trading plan or limit order, please see V. 10b5-1 Plans and Limit Orders below

If you have any question about whether a transaction is subject to the Trading Window Guideline, contact Corporate Legal and continue to follow the Guideline in the meantime.

V.    10b5-1 Plans and Limit Orders

    A.    10b5-1 Plans

Trades under a 10b5-1 plan may occur during any trading window period, including during a closed window. You may only adopt a 10b5-1 plan during an open window (assuming you have no material non-public information). You may not adopt a plan during a closed window.

If you have granted exclusive trading discretion to a third party (e.g., an investment manager), the third party will need to comply with the Trading Window Guideline when trading Intel securities on your behalf, unless your arrangement satisfies Rule 10b5-1 and Intel’s policies. Please consult with Corporate Legal in advance to determine whether your arrangement will need to comply with the Trading Window Guideline.

Please visit http://goto.intel.com/Trading and click on the Insider Trading Policy for more information on 10b5-1 plans, including additional requirements.

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Exhibit 19.1
B.    Limit Orders

You are permitted to use limit orders, but they are only permitted to execute during an open window. All limit orders must be cancelled prior to the start of a closed window (and will be automatically cancelled if placed through our dedicated equity plan broker). You may not place a new limit order during a closed window.

If you wish to plan a trade that may execute outside of an open window, you may only do so under a 10b5-1 plan.

Please visit http://goto.intel.com/Trading and click on the Insider Trading Policy for more background on limit orders.

C.    Requirements for the Pre-Clearance Group

If you are required to pre-clear your trades, you must cancel all your limit orders at the end of the period for which you have been cleared (typically an increment of one week). Trades under a 10b5-1 plan, however, may occur during any window period,. You may only adopt a 10b5-1 plan during an open window and with pre-clearance.

VI.    Trading after You Leave Intel

If you terminate your service with Intel during a closed window, it is recommended that you do not trade until the next open window. If you are aware of material non-public information when your service terminates, you should not trade Intel securities until that information has become public or is no longer material.

VII.    Mandatory Training

If you are required to follow the Trading Window Guideline, you will also be required to take an online training course about insider trading at least once every two years. The course will automatically be added to your MyLearning learning plan. If you fail to take the mandatory training, your manager may be notified, and you may lose access to certain applications through AGS until you have completed the training.

VIII.    Questions

Please contact Corporate Legal at [internal company email] if you have any questions about this Trading Window Guideline, Intel’s Insider Trading Policy, or similar issues.

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